Exhibit 10.18

AGREEMENT REGARDING ENVIRONMENTAL MATTERS

THIS AGREEMENT REGARDING ENVIRONMENTAL MATTERS (this “Agreement”) is made on August 5, 2008, by SUPERIOR ESSEX COMMUNICATIONS LP, a Delaware limited partnership (“Communications”), ESSEX GROUP, INC., a Michigan corporation (“EGI”; Communications and EGI are collectively referred to herein as “Indemnitors” and individually as an “Indemnitor”), each with a mailing address at 6120 Powers Ferry Road, Suite 150, Atlanta, Georgia 30339, in favor of BANK OF AMERICA, N.A., a national banking association with a mailing address at 300 Galleria Parkway, N.W., Suite 800, Atlanta, Georgia 30339, as administrative and collateral agent (in such capacity, together with its successors in such capacity, “Agent”) for each of the financial institutions (collectively, “Lenders”) now or hereafter parties to the Loan Agreement (as defined below), and the other Credit Parties (as defined in the Loan Agreement).

Recitals:

Agent and Lenders have been requested to make loans and other extensions of credit to Indemnitors and ESSEX GROUP CANADA, INC., a Nova Scotia company (“Canadian Borrower”; Indemnitors and Canadian Borrower are collectively referred to herein as “Borrowers” and individually as a “Borrower”) pursuant to the terms of a certain Second Amended and Restated Loan and Security Agreement dated of even date herewith by and among Borrowers, Agent, Lenders, and the other parties thereto (as at any time amended, modified, renewed or supplemented, the “Loan Agreement”), all of which loans and other extensions of credit are to be secured by, among other things, all of Indemnitors’ right, title and interest (including any leasehold interest) in and to various parcels of real estate and improvements thereon located in Allen County, Johnson County, Knox County, Noble County, and Whitley County, Indiana; Barton County, Kansas; Edgecombe County, North Carolina; Chester County, South Carolina; and Simcoe, Ontario, Canada, as more particularly described in Exhibit A attached hereto (all such real property and improvements being collectively called the “Premises”).

A condition under the Loan Agreement to Agent’s and Lenders’ willingness to consider making any loans or extending any other credit to or for the benefit of Borrowers is the execution and delivery of this Agreement by each Indemnitor in favor of Agent and the other Credit Parties.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid, the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each Indemnitor hereby covenants, warrants, represents and agrees as follows:

1.            Definitions; Matters of Construction.

1.1.          Definitions.  Capitalized terms used herein, unless otherwise defined in this Section 1 or elsewhere in this Agreement, shall have the meanings ascribed to them in the Loan Agreement.  In addition, for purposes of this Agreement, the following terms shall have the following meanings (terms defined in the singular to have the meaning when used in the plural, and vice versa):

“CEPA” means the Canadian Environmental Protection Act, 1999 (S.C. 1999, c. 33) and all rules and regulations promulgated pursuant thereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601, et seq.), and all rules and regulations promulgated pursuant thereto.

“Contamination” means the presence of Regulated Substances at, under or upon the environment relating to the Premises or migrating to or from the Premises, which requires investigation, response or removal action or remediation under any applicable Environmental Laws.

“Corrective Work” shall have the meaning ascribed thereto in Section 9 of this Agreement.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.) and all rules and regulations promulgated pursuant thereto.

“Environmental Damages” means, with respect to any Person, all liabilities, costs, damages or expenses that are at any time suffered or incurred by such Person and that arise out of or result from any Indemnitor’s noncompliance with any Environmental Law or its breach of a covenant, representation or warranty in this Agreement, including liabilities, costs, damages or expenses consisting of:

(i)            damages actually suffered by such Person for personal injury, or injury to property or natural resources, including the cost of demolition and rebuilding of any improvements on real property;

(ii)           reasonable fees and expenses incurred by such Person for the services of attorneys, consultants, contractors, experts, laboratories and all other costs and expenses incurred in connection with preparation of any feasibility studies or reports, investigation, monitoring, cleanup, remediation, removal, response, abatement, containment, closure, restoration, treatment, or post-remediation monitoring, operation and maintenance, relating to any Regulated Substances or Contamination, in each case to the extent required by any applicable Environmental Laws, or reasonably necessary to make full economic use of any of the Premises (for comparable commercial or industrial purposes);

(iii)          all reasonable amounts expended by such Person in the defense (or settlement) of any action, suit or other proceeding, whether brought by any Governmental Authority or any other Person, including amounts paid for the services of attorneys, consultants, contractors, experts and other professional persons;

(iv)          any reasonable costs incurred to comply, in connection with all or any portion of any of the Premises or any area surrounding or adjoining any of the Premises, with applicable Environmental Laws; but in all circumstances excluding any claim on any theory of liability for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages); and

(v)           any diminution in the value of any of the Premises, and damages for the loss of business and restriction on the use or adverse impact on the marketing of rentable or usable space or of any amenity of any of the Premises in each case with respect to the use of the Premises for comparable commercial or industrial purposes.

“Environmental Laws” means all federal, state or commonwealth, provincial, territorial, and local laws, regulations, statutes, codes, rules, resolutions, directives, orders, executive orders, consent orders, enforceable guidance from regulatory agencies, judicial decrees, standards, permits, licenses and ordinances, or any judicial or administrative interpretation of any of the foregoing, pertaining to the protection of land, water, air, health, safety or the environment, whether now or in the future enacted, promulgated or issued, including CERCLA, RCRA, CWA, EPA, FA, CEPA, and all Environmental Property Transfer Acts.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (i) liabilities arising under any Environmental Laws or (ii) Environmental Damages arising from, or costs incurred by such Governmental Authority in response to, a Contamination or threatened Contamination.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or any other Person of possible or alleged noncompliance with or liability under any Environmental Laws, including any complaints, citations, demands or request from any Governmental Authority or any other Person for correction or remediation of any asserted violation of any Environmental Laws or any investigations concerning any asserted violation of any Environmental Laws.

“Environmental Permit” means any permit, license, approval, certificate of approval, authorization, consent or waiver of or from any Governmental Authority that is applicable to any property owned, leased, operated or otherwise used by any Indemnitor or the operations of any Indemnitor and that is required to be obtained under any Environmental Law.

“Environmental Property Transfer Acts” means any applicable laws that condition, restrict, prohibit or require any notification or disclosure triggered by the transfer, sale, lease or closure of any property, deed or title for any property for environmental reasons, including any so-called “Environmental Cleanup Responsibility Acts,” “Industrial Site Recovery Act” or “Responsible Transfer Acts”.

“EPA” means the Environmental Protection Act (R.S.O. 1990, c. E-19) and all rules and regulations promulgated pursuant thereto.

“FA” means the Fisheries Act (R.S.O. 1985, c. F-14) and all rules and regulations promulgated pursuant thereto.

“Indemnified Parties” means (i) Agent, on behalf of Lenders and the other Credit Parties (including Agent as mortgagee-in-possession or successor-in-interest to any Indemnitor as owner of any of the Premises by virtue of a foreclosure or acceptance of a deed-in-lieu of foreclosure), (ii) Lenders and the other Credit Parties under (and as defined in) the Loan Agreement, (iii) all of Agent’s and the other Credit Parties’ officers, directors, employees and agents and each participant in any loans or other extensions of credit made by Agent and the other Credit Parties to or for the benefit of any Indemnitor under the Loan Agreement, together with all of the respective successors and assigns of the foregoing Persons.

“Mortgage” means any mortgage, security deed, deed of trust, hypothec, assignment of rents or other instrument creating an interest in land under applicable law and executed by any Indemnitor in favor of Agent, for the benefit of itself and the other Credit Parties, to convey to Agent, for the benefit of itself and the other Credit Parties, a Lien upon all of such Indemnitor’s interest in any of the Premises.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i) and all rules and regulations promulgated pursuant thereto.

“Regulated Substances” means any substances, chemicals, materials or elements that are prohibited, limited or regulated by the Environmental Laws, or any other substances, chemicals, materials or elements that are defined as “hazardous” or “toxic”  under the Environmental Laws, or that are known or considered to be harmful to the health or safety of occupants or users of the Premises.  Without limiting the generality of the foregoing, the term “Regulated Substances” shall also include any substance, chemical, material or element (i) defined as a “regulated substance” within the meaning of Subtitle I of the RCRA; (ii) designated as a “hazardous substance” pursuant to Section 311 of the CWA, or listed pursuant to Section 307 of the CWA; (iii) defined as “hazardous”, “toxic”, or otherwise regulated, under any applicable Environmental Laws adopted by the state or province in which the Premises is located, or its agencies or political subdivisions; (iv) which is petroleum, petroleum products or derivatives or constituents thereof; (v) listed as a “toxic substance” under CEPA; (vi) that would be considered a “pollutant” or “contaminant” under the EPA; (vii) that would be considered to be “deleterious” under the FA; (viii) which is asbestos or asbestos-containing materials; (ix) the presence of which requires notification, investigation or remediation under any applicable Environmental Laws; (x) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials, lead based paint or lead based paint-containing materials, polychlorinated biphenyls or polychlorinated biphenyl-containing materials, radon or radon-containing or producing materials, radioactive substances, methane or volatile hydrocarbons; or (xi) which by any laws of any Governmental Authority requires special handling in its collection, storage, treatment, or disposal due to a “hazardous” or “toxic” characteristic.

1.2.          Matters of Construction.  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  The section titles appear as a matter of convenience only and shall not affect the interpretation of the Agreement.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any documents, agreements or instruments shall include any and all modifications thereto and any and all restatements, extensions or renewals thereof;  to any Person shall mean and include the successors and permitted assigns of such Person; or to “including” and “include” shall be understood to mean “including, without limitation.”

2.            Cumulative Rights and Remedies.  Agent’s rights and remedies under this Agreement shall be in addition to all rights and remedies of Agent and the other Credit Parties under any of the other Loan Documents.  Payments, if any, by any Indemnitor as required under this Agreement shall not reduce such Indemnitor’s obligations and liabilities under any of the other Loan Documents. Any default by any Indemnitor under this Agreement (including any breach of any representation or warranty made by such Indemnitor) shall constitute an “Event of Default” to the extent set forth in Section 11.1 of the Loan Agreement.

3.            Representations and Warranties.  Each Indemnitor hereby represents and warrants that, except as is otherwise set forth on Schedule I attached hereto:

(a)           No Contamination is present at, on or under the Premises and no Contamination is being discharged, released or emitted from any of the Premises into the air or onto any surrounding areas (except for instances of Contamination which could not reasonably be expected to have a Material Adverse Effect);

(b)           All activities and operations at the Premises (including any activities or operations involving the generation, manufacture, refinement, transportation, handling, transfer, production, treatment, storage, disposal or processing of any Regulated Substances) have been and are being conducted in compliance with all applicable Environmental Laws (except for instances of noncompliance which could not reasonably be expected to have a Material Adverse Effect);

(c)           Each Indemnitor has obtained all material Environmental Permits for the conduct of operations and activities at the Premises, and all such Environmental Permits are in full force and effect;

(d)           To the best knowledge of Indemnitors, no measurable levels of radon or radon containing or producing products that require investigation or remediation pursuant to applicable Environmental Laws are present in the existing structures on any of the Premises;

(e)           No civil, administrative or criminal proceeding is pending, or to the best knowledge of Indemnitors threatened, against such Indemnitor or the Premises relating to any asserted violation of any Environmental Law with respect to the Premises; such Indemnitor has not received (nor does such Indemnitor have reason to believe that it will receive) any Environmental Notice with respect to the Premises (except for Environmental Notices which could not reasonably be expected to have a Material Adverse Effect); nor has such Indemnitor entered into any consent, decree or judicial order or settlement under any Environmental Law affecting any of the Premises;

(f)            None of the Premises is listed or (to the knowledge of such Indemnitor) proposed for listing on the National Priorities List pursuant to Section 9605 of CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System or on any similar state or local list of environmentally problematic/regulated sites;

(g)           No Environmental Lien has been filed with respect to any of the Premises or any other assets of such Indemnitor;

(h)           To the best of such Indemnitor’s knowledge, after due inquiry and investigation, no report, analysis, study or other document prepared by or from any Person exists stating that any Contamination has been or currently is, located at, under or about any of the Premises; and

(i)            Neither the transactions contemplated by the Loan Documents nor any transactions involving the sale, transfer or exchange of any of the Premises is subject to any Environmental Property Transfer Act or, to the extent any such Environmental Property Transfer Act is applicable, such Indemnitor has complied with the requirements thereof in all material respects.

4.            Environmental Covenants.  Each Indemnitor hereby covenants and agrees as follows:

(a)           To cause all activities at the Premises prior to Full Payment of the Obligations (including any activities involving the generation, manufacture, refinement, transportation, handling, transfer, production, treatment, storage, disposal or processing of any Regulated Substances) to be conducted in compliance with all applicable Environmental Laws, except in the event that noncompliance could not reasonably be expected to have a Material Adverse Effect;

(b)           To provide Agent upon its reasonable request with copies of all:  (i) material Environmental Notices relating to alleged material noncompliance or material liability and all other material correspondence, notices of violation, summons, orders, complaints or other documents received by such Indemnitor pertaining to compliance with any Environmental Laws; (ii) material reports of previous environmental investigations undertaken at any of the Premises that such Indemnitor knows of, or has or can obtain possession; (iii) Environmental Permits; (iv) a description of the operations and processes of such Indemnitor; and (v) other material information that Agent may reasonably request from time to time pertaining to such Indemnitor’s compliance with applicable Environmental Laws;

(c)           Not to generate, manufacture, refine, transport, transfer, produce, store, use, process, treat, dispose of, handle or in any manner deal with, any Regulated Substances on any part of any of the Premises, nor permit others to do so, except for (i) those Regulated Substances that are used or present in the ordinary course of such Indemnitor’s business in compliance with all applicable Environmental Laws in all material respects and have not been released into the environment in such a manner as to constitute a material Contamination, and (ii) those Regulated Substances which are naturally occurring on any of the Premises, but only in such naturally occurring form and concentration(s);

(d)           Not to cause or permit, the presence of Regulated Substances or Contamination on any of the Premises, whether as a result of any intentional or unintentional act or omission on the part of such Indemnitor or any other Person, except for (i) those Regulated Substances which are used or present in the ordinary course of such Indemnitor’s business in compliance in all material respects with all applicable Environmental Laws and have not been released into the environment in such a manner as to constitute a material Contamination, and (ii) those Regulated Substances which are naturally occurring on any of the Premises, but only in such naturally occurring form and concentration(s);

(e)           To give notice and a full description to Agent, promptly upon such Indemnitor’s acquiring knowledge thereof, of (i) any enforcement, clean-up, removal or other regulatory actions threatened, instituted or completed by any Governmental Authority under any Environmental Law with respect to any of the Premises; (ii) material claims made or threatened by any third party with respect to any of the Premises relating to damage, contribution, compensation, loss or injury resulting from any Regulated Substances or Contamination; and (iii) the presence of material Contamination on, under, from or affecting any of the Premises;

(f)            To conduct and complete all investigations, studies, sampling and testing of as well as all remedial, removal and other actions necessary to clean up and remove all Contamination on, under, from or affecting the Premises, to the extent required by applicable Environmental Laws and in accordance therewith;

(g)           To obtain and maintain Environmental Permits relating to such Indemnitor, the Premises, or the operation of such Indemnitor’s business, except to the extent that failure to obtain or maintain any such Environmental Permits could not reasonably be expected to have a Material Adverse Effect.

(h)           If,  at any time prior to the Full Payment of the Obligations,  measurable amounts of radon are detected in any structures on any of the Premises, to, at Indemnitor’s expense, take all actions necessary to reduce such radon gas to acceptable levels under applicable Environmental Laws.

5.             Right to Conduct an Investigation.

(a)           Agent may, at any time and at its sole discretion, conduct an investigation into the presence of Regulated Substances or Contamination on, from or affecting any or all of the Premises, or any Indemnitor’s compliance with applicable Environmental Laws at, or relating to, any or all of the Premises.  Such an investigation performed by Agent shall be at Indemnitors’ expense if the performance of the investigation is commenced (i) upon the occurrence and during the continuation of a default hereunder or an Event of Default under the Loan Agreement or any other Loan Documents; or (ii) because Agent has a reasonable belief that any Indemnitor has materially violated any provision of this Agreement (including any representation, warranty or covenant herein).  Except as may be otherwise provided in the Loan Agreement, all other investigations performed by Agent shall be at Agent’s expense.  In connection with any such investigation, each Indemnitor shall (and shall require any occupants of the Premises to) comply with all reasonable requests for information made by Agent, subject to the provisions of Section 5(c) hereof, and each Indemnitor represents and warrants that all responses to any such requests for information will be correct and complete.  Each Indemnitor shall provide Agent and its agents with rights of access to all areas of the Premises, subject to (except when a Default or Event of Default exists) reasonable notice and normal business hours,  and permit Agent and its agents to perform testing (including any invasive testing) necessary or appropriate, in Agent’s reasonable judgment, to perform such investigation.

(b)           Agent is under no duty to conduct such investigations of the Premises or any Indemnitor’s compliance with applicable Environmental Laws, and any such investigations by Agent shall be solely for the purposes of protecting Agent’s Liens in the Premises and preserving its rights under the Loan Documents.  No site visit, observation, or testing by Agent shall constitute a waiver of any Default or Event of Default or be characterized as a representation regarding the presence or absence of Regulated Substances or Contamination at any of the Premises.   Agent owes no duty of care to protect any Indemnitor or any third party from the presence of Regulated Substances, Contamination or any other adverse condition affecting any of the Premises.  Agent agrees to indemnify and hold harmless from and against any personal injury or property damage arising directly from Agent’s investigation of any of the Premises that are the result of Agent’s or its agent’s gross negligence or willful misconduct and return such Premises to the same physical condition as before the investigation. Agent shall provide copies to Indemnitors, upon the request of any Indemnitor, of any report or findings made in connection with any investigation done on behalf of Agent.  To the extent any investigation report, findings or other information is shared by an Agent or a Lender with any Borrower, such Indemnitor acknowledges that it was prepared by Agents and Lenders for their purposes and Indemnitors shall not be entitled to rely upon it.

(c)           Agent agrees to keep any information provided by Indemnitors pursuant to or in connection with this Agreement, whether such information be expressly identified as confidential or not, in confidence in accordance with the provisions of Section 14.13 of the Loan Agreement.

6.             Indemnification.

(a)           Each Indemnitor agrees to indemnify and defend each of the Indemnified Parties and to hold each of the Indemnified Parties harmless from and against any and all Environmental Damages that may at any time be imposed upon, threatened against, incurred by or asserted or awarded against any of the Indemnified Parties (whether before or after the release, satisfaction or extinguishment of any Mortgage) and arising from or out of:

(i)            such Indemnitor’s failure to comply with any of the provisions of this Agreement, including such Indemnitor’s breach of any covenant, representation or warranty contained in this Agreement;

(ii)           any Contamination, or threatened release of any Regulated Substances or Contamination, on, in, under, affecting or migrating or threatening to migrate to or from all or any portion of any of the Premises, to the extent occurring or existing prior to Full Payment of the Obligations and prior to the delivery of possession of the Premises to a Person other than an Indemnitor following any foreclosure upon any Lien of Agent with respect to the Premises or other taking of title to all or any portion of any of the Premises by Agent or any affiliate of Agent; or

(iii)          any violation of or noncompliance with, or alleged violation of or noncompliance with, any applicable Environmental Laws by such Indemnitor, including costs to remove any Environmental Lien upon any of the Premises;

(iv)          the willful misconduct, error or omission or negligent act or omission of such Indemnitor that results in any Contamination or the issuance of an Environmental Notice to such Indemnitor or Agent;

(v)           any judgment, Lien, order, complaint, notice, citation, action, proceeding or investigation pending or threatened by or before any Governmental Authority or any private party litigant or before any court of law (including any private civil litigation) with respect to such Indemnitor’s business, assets, property or facilities, including the Premises, in connection with any Regulated Substances, Contamination or any Environmental Laws (including the assertion by any Governmental Authority that any Environmental Lien takes priority over any Lien in favor of Agent with respect to the Premises); or

(vi)          the enforcement of this Agreement or the assertion by such Indemnitor of any defense to its obligations hereunder.

Each Indemnitor’s indemnification obligations set forth in this Section 6 shall survive pursuant to Section 16 hereof and shall be in effect and enforceable regardless of whether any such indemnification obligations arise before or after foreclosure upon any Lien of Agent with respect to the Premises or other taking of title to all or any portion of any of the Premises by Agent or any affiliate of Agent, and whether the underlying basis of any claim arose from events prior to such Indemnitor acquiring ownership of any of the Premises; provided, however, that Indemnitors’ indemnification shall not include any Environmental Damages arising and resulting directly from the gross negligence or willful misconduct or Agent or any affiliate of Agent.

(b)           Promptly after the receipt by Agent of written notice of any demand or claim or the commencement of any action, suit or proceeding concerning any Indemnitor or Agent in connection with any of the Premises, Agent shall endeavor to notify such Indemnitor thereof in writing.  The failure by Agent promptly to give such notice shall not relieve any Indemnitor of any liability to Agent hereunder.

7.            Agent’s Right to Select Professionals.  Without limiting any other provision hereof, if any claim (whether or not a judicial or administrative action is involved) is asserted against Agent or any other Credit Party with respect to Regulated Substances, Environmental Laws or Contamination, Agent shall have the right to select the engineers, consultants, attorneys and other professional persons for Agent’s or any other Credit Party’s defense or guidance, determine the appropriate legal strategy for such defense, and compromise or settle such claim, all in Agent’s sole discretion, and Indemnitors shall be liable to pay or reimburse Agent for all Environmental Damages and other reasonable expenses incurred by Agent or any other Credit Party in connection therewith to the extent of Indemnitors’ obligations pursuant to this Agreement.

8.            Indemnitors’ Obligation to Deliver Premises.  Each Indemnitor agrees that, if any Mortgage is foreclosed (whether judicially or by power of sale) or a deed in lieu of foreclosure with respect to any of the Premises is tendered, such Indemnitor shall deliver the Premises to Agent free of any and all Regulated Substances (except for (a) those Regulated Substances which are used or present in the Ordinary Course of Business of such Indemnitor in compliance in all material respects with all applicable Environmental Laws or are listed on Schedule I hereto and have not been emitted, discharged or released into the environment in such a manner as to constitute material Contamination hereunder, and (b) those Regulated Substances that are naturally occurring on the Premises, but only in such naturally occurring form and concentration(s)) or Contamination in a condition such that the Premises conforms in all material respects with all applicable Environmental Laws and such that no material remedial or removal action will be required under applicable Environmental Laws with respect to the Premises.  Each

Indemnitor’s obligations as set forth in this Section are strictly for the benefit of Agent and the other Credit Parties and any successors or assigns of Agent and the other Credit Parties as holder of any portion of the Obligations and shall not in any way impair or affect Agent’s right to foreclose against any of the Premises.

9.            Agent’s Right to Cure.  In addition to the other remedies provided to Agent in any Mortgage and the other Loan Documents, should any Indemnitor fail to abide by any provisions of this Agreement, Agent may, should it elect to do so, perform any corrective work required to achieve compliance with the environmental covenants required under Section 4 (“Corrective Work”).  All funds reasonably expended by Agent in connection with the performance of any Corrective Work, including all attorneys’ fees, engineering fees, consultant fees and similar charges, shall become a part of the Obligations secured by Collateral and shall be due and payable by Indemnitors on demand. Each disbursement made by Agent pursuant to this provision shall bear interest at the Default Rate from the date any Indemnitor shall have received written notice that the funds have been advanced by Agent and the other Credit Parties until paid in full.

10.          Scope of Liability.  The liability under this Agreement shall in no way be limited or impaired by (a) any extension of time for performance required by any of the Loan Documents; (b) any sale or assignment of any Obligations or Mortgage, any foreclosure or acceptance of a deed in lieu of foreclosure or trustee’s sale, or any sale or transfer of all or part of any of the Premises; (c) the discharge of the Obligations or the reconveyance or release of any Mortgage; (d) any exculpatory provisions in any of the Loan Documents limiting Agent’s or any other Secured Party’s recourse; (e) the accuracy or inaccuracy of the representations and warranties made by any Indemnitor, or any other obligor under any of the Loan Documents; (f) the release of any Indemnitor or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s voluntary act or otherwise; (g) the release or substitution, in whole or in part, of any security for the Obligations; or (h) Agent’s failure to record the Mortgages or file any UCC financing statements (or Agent’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Obligations; and, in any such case, whether with or without notice to any Indemnitor or any guarantor or other person or entity and with or without consideration.

11.          Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective if and when delivered in accordance with the provisions of the Loan Agreement.

12.          Preservation of Rights.  No delay or omission on Agent’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Agent’s action or inaction impair any such right or power. Agent’s and the other Credit Parties’ rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Agent may have under any of the other Loan Documents, at law or in equity. Any representations, warranties, covenants or indemnification liabilities for breach thereof contained in this Agreement shall not be affected by any knowledge of, or investigations performed by, Agent. Any one or more Persons comprising any Indemnitor, or any other Person liable upon or in respect of this Agreement or the Obligations, may be released without affecting the liability of any party not so released.

13.          Illegality.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.          Changes in Writing.  No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by any Indemnitor therefrom will be effective unless made in a writing signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Indemnitor in any case will entitle any Indemnitor to any other or further notice or demand in the same, similar or other circumstance.

15.          Successors and Assigns.  This Agreement shall be binding upon each Indemnitor and such Indemnitor’s successors and assigns, and shall inure to the benefit of each Indemnified Party and its successors and assigns as well as any Persons who acquire title to or ownership of the Premises from, or through action by, Agent (including at a foreclosure, sheriff’s or judicial sale); provided, however, that no Indemnitor may assign this Agreement or delegate performance hereunder in whole or in part without Agent’s prior written consent and Agent at any time may assign this Agreement in whole or in part.

16.          Survival; Joint and Several Obligations.  Except as otherwise expressly provided herein, each Indemnitor’s obligations under this Agreement shall be joint and several and shall survive any judicial foreclosure, foreclosure by power of sale, deed in lieu of foreclosure, transfer of any of the Premises by any Indemnitor or Agent and Full Payment of the Obligations.

17.          Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by Agent and will be deemed to be made in the State where Agent’s office indicated above is located.  THIS AGREEMENT WELL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA.  Each Indemnitor hereby irrevocably consents to the non-exclusive jurisdiction of any state or federal court for the county or judicial district where Agent’s office indicated above is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to such Indemnitor at such Indemnitor’s address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier; provided that nothing contained in this Agreement will prevent Agent from bringing any action, enforcing any award or judgment or exercising any rights against any Indemnitor, against any security or against any property of any Indemnitor within any other county, state, province, territory or other foreign or domestic jurisdiction. Each Indemnitor acknowledges and agrees that the venue provided above is the most convenient forum for both Agent and Indemnitor.  Each Indemnitor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

18.          WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH INDEMNITOR AND AGENT IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  EACH INDEMNITOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

[Remainder of page intentionally left blank; signatures begin on following page.]

WITNESS the due execution hereof as a document under seal, on the date first written above.

SUPERIOR ESSEX COMMUNICATIONS LP
(“Indemnitor”)

By:
Name:
Title:

[COMPANY SEAL]

ESSEX GROUP, INC.
(“Indemnitor”)

By:
Name:
Title:

[CORPORATE SEAL]

Accepted in Atlanta, Georgia:

BANK OF AMERICA, N.A.,
as Agent for the Credit Parties

By:
Name:
Title: